Exhibit 4.6


                             CERTIFICATE OF TRUST OF
                      SCOTTISH HOLDINGS STATUTORY TRUST III

          THIS CERTIFICATE OF TRUST of Scottish Holdings Statutory Trust III (the "Trust"), dated as of April 11, 2003, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. ss. 3801, et seq.).

          (i) Name. The name of the statutory trust being formed hereby is Scottish Holdings Statutory Trust III.

          (ii) Delaware Trustee. The name and business address of the Trustee of the Trust with a principal place of business in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, DE 19714.

          (iii) Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

          (iv) Effective Date. This Certificate of Trust shall be effective as of its filing.

          IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                                        The Bank of New York (Delaware),
                                        as Trustee


                                        By:    /s/ Michael Santino
                                               Name:   Michael Santino
                                               Title:  Senior Vice President


                                        ----------------------------------------
                                        Paul Goldean,
                                        as Trustee